                          CERTIFICATE OF DESIGNATIONS

     OF PREFERENCES AND RIGHTS OF SERIES B-2 CONVERTIBLE PREFERRED STOCK OF

                          SOCKET COMMUNICATIONS, INC.

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware



     Socket Communications, Inc., a Delaware corporation (the "Company"), certifies that pursuant to authority given by the Company's Amended and Restated Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly adopted the following recitals and resolutions creating the Series B-2 Convertible Preferred Stock of the Company:

     WHEREAS, the Amended and Restated Certificate of Incorporation of the Company provided for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions relating to any unissued series of said Preferred Stock and the number of shares constituting and the designation of said series; and

     NOW, THEREFORE, BE IT RESOLVED: that the Board of Directors hereby designates, fixes the number of shares constituting, and determines the rights, preferences, privileges and restrictions relating to the Series B-2 Convertible Preferred Stock:

     1. DESIGNATION. The new series of Preferred Stock shall be designated "Series B-2 Convertible Preferred Stock." The number of shares constituting the Series B-2 Convertible Preferred Stock shall be 8,715. The Board of Directors may at any time amend this Certificate of Designations of Preferences and Rights to decrease the authorized number of shares of Series B-1 Convertible Preferred Stock to a number equal to or greater than the number of shares of Series B Convertible Preferred Stock issued and outstanding at the time of the amendment. The "Initial Sales Price" of shares of the Series B-2 Convertible Preferred Stock shall be $57.375 per share and the "Original Issue Date" shall mean the date on which shares of Series B-2 Convertible Preferred Stock are first sold to investors. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series B-2 Convertible Preferred Stock or the holders thereof are specified below.

     2. DIVIDEND RIGHTS OF SERIES B-2 CONVERTIBLE PREFERRED STOCK. The holders of the Series B-2 Convertible Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, at the rate of 8% of the Initial Sales Price for each share of the Series B-2 Convertible Preferred Stock. Such dividends shall accrue quarterly on each March 31, June 30, September 30 and December 31, each a "Quarter End" after the Original Issue Date through and including the Mandatory Conversion Date (as defined in Section 4(b) hereto). Such dividends shall be paid quarterly within 10 days of Quarter End (the "Dividend Payment Date") and may be paid in cash or in shares of Common Stock of the Company, as the Board of Directors may determine; provided, however, that all accrued and unpaid dividends shall be paid on the Mandatory Conversion Date; provided, further, that if such dividend is to be paid in Common Stock, the value of the Common Stock shall be the average of the high and low sales prices of the Common Stock of the Company over the ten (10) trading days immediately preceding the applicable Quarter End. No dividend may be paid on or declared or set apart for the Common Stock in any one fiscal year unless an equal or greater dividend is paid on, or declared and set apart for, each share of Series B-2 Convertible Preferred Stock. If a holder of Series B-2 Convertible Preferred Stock converts shares of Series B-2 Convertible Preferred Stock into Common Stock prior to a Dividend Payment Date, then the amount of dividends paid on such converted shares shall be (a) prorated for the amount of time such Series B-2 Convertible Preferred Stock was issued and outstanding and (b) paid on the next Dividend Payment Date.

     3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, no distribution shall be made on the shares of Common Stock without first making a distribution to the holders of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock in an amount equal to the number of shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, as the case may be, multiplied by the Initial Sales Price with respect to such series of Preferred Stock, plus all accrued but unpaid dividends (if any) thereon (the "Stated Value"). The Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such a liquidation, dissolution or winding up of the Company. If upon occurrence of such event, the assets and property thus distributed among the holders of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock shall be insufficient to permit the payment to such holders of their full respective preferential amounts, then the entire assets and property of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock such that the same percentage of the preferential amount to which each series of Preferred Stock is entitled is paid on each share of Preferred Stock. If upon occurrence of such event, the assets and property thus distributed among the holders of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock are sufficient to permit the payment to such holders of their full respective preferential amounts, then the Company shall make a distribution out of the remaining assets and property of the Company legally available for distribution to the holders of Common Stock in an amount equal to the Stated Value. In the event that both the holders of the Preferred Stock and the holders of Common Stock are paid their respective preferential amounts, thereafter the holders of the Common Stock and the holders of the Preferred Stock are entitled to share pro rata in all remaining assets of the Company available for distribution, with the number of shares held by each holder of Preferred Stock deemed to be the number of shares of Common Stock into which the Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock and the Series B-2 Convertible Preferred Stock, as the case may be, are then convertible. A consolidation or merger of the Company with or into any other corporation or corporations, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

     4. CONVERSION. The holders of the Series B-2 Convertible Preferred Stock shall have conversion rights as follows:

          (a) RIGHT TO CONVERT. Each share of Series B-2 Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or after the 60th day after the Original Issue Date at the office of the Company or any transfer agent for the Series B-2 Convertible Preferred Stock. Each share of Series B-2 Convertible Preferred Stock shall be converted into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Initial Sales Price divided by the Conversion Price (as hereinafter defined). The initial Conversion Price per share of Series B-2 Convertible Preferred Stock shall initially be the Initial Sales Price divided by 100. (The number of shares of Common Stock into which each share of Series B-2 Convertible Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate".) Upon any decrease or increase in the Conversion Price or the Conversion Rate, as described in this Section 4, the Conversion Rate or Conversion Price, as the case may be, shall be appropriately increased or decreased.

          (b) AUTOMATIC CONVERSION. All shares of Series B-2 Convertible Preferred Stock outstanding shall automatically convert into shares of Common Stock upon the earliest of (i) immediately preceding a merger or consolidation of the Company if as a result of such transaction the holders of Common Stock immediately prior to such merger or consolidation would hold less than 50% of the voting securities of the surviving entity immediately following such merger or consolidation, or (ii) the second anniversary of the Original Issue Date (the "Mandatory Conversion Date").

          (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series B-2 Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Company. Before any holder of Series B-2 Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B-2 Convertible Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series B-2 Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED FURTHER, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B-2 Convertible Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

          The Company shall, as soon as practicable after such delivery (but in any event no later than ten (10) days), or after such agreement and indemnification, issue and deliver at such office to such holder of Series B-2 Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series B-2 Convertible Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-2 Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) REVERSION OF SERIES B-2 CONVERTIBLE PREFERRED STOCK INTO UNDESIGNATED PREFERRED STOCK. Upon the conversion of any shares of Series B-2 Convertible Preferred Stock into Common Stock, the shares so converted shall revert to the status of authorized but undesignated Preferred Stock.

          (e)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               i. SPECIAL DEFINITION. For purposes of this paragraph 4(e), "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(e)(iii), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

                    (1)  upon conversion of shares of Preferred Stock;

                    (2) to the Corporation's employees, officers, directors and consultants as may be determined by the Corporation's Board of Directors from time to time;

                    (3) as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e)(vi)(1) or (2) hereof; or

                    (4) upon exercise of any options or warrants to purchase the Company's Common Stock or Preferred Stock outstanding as of the Original Issue Date or granted subsequent to the Original Issue Date pursuant to any stock plan approved by the Company's Board of Directors.

               ii. NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Series B-2 Convertible Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series B-2 Convertible Preferred Stock.

               iii. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON. In the event the Company at any time or from time to time after the Original Issue Date shall issue any options, warrants or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options, warrants or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or warrants or, in the case of convertible securities and options or warrants therefor, the conversion or exchange of such convertible securities or exercise of such options or warrants, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(e)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                    (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of convertible securities or shares of Common Stock upon the exercise of such options or warrants or conversion or exchange of such convertible securities;

                    (2) if such options, warrants or convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or warrants or the rights of conversion or exchange under such convertible securities;

                    (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                    (4) upon the expiration of any such options or warrants or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                         (a) in the case of convertible securities or options or warrants for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or warrants or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised options or warrants plus the consideration actually received by the Company upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                         (b) in the case of options or warrants for convertible securities, only the convertible securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options or warrants, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised options or warrants, plus the consideration deemed to have been received by the Company (determined pursuant to paragraph 4(e)(v)) upon the issue of the convertible securities with respect to which such options or warrants were actually exercised; and

                    (5) if such record date shall have been fixed and such options, warrants or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(e)(iii) as of the actual date of their issuance.

               iv. ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event the Company issues Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(e)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series B-2 Convertible Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this paragraph 4(e)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding options, warrants, Preferred Stock and convertible securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to paragraph 4(e)(iii), such Additional Shares of Common shall be deemed to be outstanding.

               v. DETERMINATION OF CONSIDERATION. For purposes of this subsection 4(e), the consideration received by the Company for the issue of any Additional Shares of Common shall be computed as follows:

                    (1)  CASH AND PROPERTY.  Such consideration shall:

                         (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                         (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(e)(iii), relating to options, warrants and convertible securities, shall be determined by dividing

                         (a) the total amount, if any, received or receivable by the Company as consideration for the issue of such options, warrants or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such options or warrants or the conversion or exchange of such convertible securities, or in the case of options or warrants for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities by

                         (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or warrants or the conversion or exchange of such convertible securities.

               vi.  ADJUSTMENTS TO CONVERSION RATE.

                    (1) ADJUSTMENTS FOR SUBDIVISIONS, SPLITS, COMBINATIONS, CONSOLIDATIONS, REORGANIZATIONS OR RECLASSIFICATIONS OF COMMON STOCK. In the event that after the date of the first issuance of the Series B-2 Convertible Preferred Stock the outstanding shares of Common Stock shall be (a) subdivided or split into a greater number of shares of Common Stock; (b) combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock; or (c) changed into a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the holders of the shares of Series B-2 Convertible Preferred Stock shall receive upon conversion, the stock and/or securities to which the holder would have been entitled had the holder held, at the time of said split, subdivision, combination, consolidation, reorganization or reclassification, the same number of shares of Common Stock as the number of Series B-2 Convertible Preferred Stock converted.

                    (2) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time after the date of the first issuance of the Series B-2 Convertible Preferred Stock makes, or fixes a record date for, the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in the securities of the Company, then the holders of the shares of Series B-2 Convertible Preferred Stock shall receive upon conversion, in addition to the number of shares of Common Stock receivable thereupon, the stock or securities to which the holder would have been entitled had the holder held, at the time of said dividend or other distribution, the same number of shares of Common Stock as the number of Series B-2 Convertible Preferred Stock converted, and had they thereafter during the period from the date of such event to and including the date of conversion, retained such stock or securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B-2 Convertible Preferred Stock.

               vii. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate of the Series B-2 Convertible Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B-2 Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B-2 Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(1) such adjustment and readjustment, (2) the Conversion Price or Conversion Rate at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B-2 Convertible Preferred Stock.

               viii. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B-2 Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-2 Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B-2
Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B-2 Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     5.   NOTICE OF CORPORATE ACTION.  In the event of:

          (a) any taking by the Company of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

          (b) any capital reorganization, reclassification or recapitalization of the Company (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Company and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Company, provided that the Company is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Company to any other person; or

          (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, and in each such case, the Company shall cause to be mailed to the holders of record of the outstanding shares of the Series B-2 Convertible Preferred Stock, at the address shown on the stock transfer books of the Company, at least 20 days (or 10 days in case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating
(i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. The failure to give any notice required by this Section 5, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

     6. VOTING RIGHTS. Except as otherwise required by law, the holders of Series B-2 Convertible Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and to vote together as a single class with the holders of the Common Stock (except that holders of the Series B-2 Convertible Preferred Stock shall be entitled to vote separately on (i) any alteration of the rights of the Series B-2 Convertible Preferred Stock; (ii) any change in the authorized numbers of shares of the Series B-2 Convertible Preferred Stock;

(iii) the redemption or repurchase of shares of Series B-2 Convertible Preferred Stock; or (iv) with respect to those matters required by law to be submitted to a separate class or series vote) upon the election of directors and upon any other matter submitted to shareholders for a vote, on the following basis:

          (a) SERIES B-2 PREFERRED STOCK VOTE. Each share of Series B-2 Convertible Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which it is convertible, as adjusted from time to time under Section 4 hereof. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B-2 Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     7. COVENANTS. In addition to any other rights provided by law, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series B-2 Convertible Preferred Stock:

          (a) amend or repeal any provision of, or add any provision to, the Company's Amended and Restated Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B-2 Convertible Preferred Stock authorized hereby;

          (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series B-2 Convertible Preferred Stock;

          (c) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Series B-2 Convertible Preferred Stock; or

          (d) increase the number of authorized shares of Series B-2 Convertible Preferred Stock, or

          (e) redeem or repurchase any outstanding shares of Series B-2 Convertible Preferred Stock.




                        [This space left blank intentionally.]

     IN WITNESS WHEREOF, said Socket Communications, Inc. has caused this Certificate of Designations of Preferences and Rights of the Series B-2 Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary this 18th day of March, 1998.


                                        /s/ Charlie Bass
                                       --------------------------------
                                       Charlie Bass
                                       Chief Executive Officer







ATTEST:


/s/ David W. Dunlap
----------------------------
David W. Dunlap
Secretary